Exhibit 99.1

Strategic Storage Trust VI, Inc. Acquires Storage Facility in the Greater Toronto Area

LADERA RANCH, CALIF – September 20, 2022 – Strategic Storage Trust VI, Inc. (“SST VI”), a publicly registered real estate investment trust sponsored by an affiliate of SmartStop Self Storage REIT, Inc. (“SmartStop”), announced today the acquisition of an approximately 890-unit self storage facility in Burlington, Ontario, Canada. This is the 15th acquisition for SST VI and the third acquisition in the Toronto Market. Since SST VI launched in the first quarter of 2021, the REIT has purchased approximately $233.1 million of self storage facilities and land parcels to be developed into self storage.

This 6.5-acre property is located in close proximity to downtown Burlington on Plains Road East. The facility is comprised of approximately 92,400 square feet of rental space across a mix of climate-controlled, drive-up and interior units. This location is adjacent to a proposed 3.85-acre, multi-tower high-rise residential and commercial development. It is easily accessible, and viewable, from the QEW and is well-positioned to serve the Maple, Freeman, Aldershot and LaSalle neighborhoods.

“We’re excited about this strategic acquisition that will expand our presence in the Greater Toronto Area and provide top-of-the-line storage solutions to Burlington’s growing residential population,” said H. Michael Schwartz, CEO and President of SST VI. “Our strong competitive positioning and unique operational capabilities in this highly attractive market will continue to drive stockholder value.”

About Strategic Storage Trust VI, Inc. (SST VI):

SST VI is a Maryland corporation that intends to qualify as a REIT for federal income tax purposes. SST VI’s primary investment strategy is to invest in income-producing and growth self storage facilities and related self storage real estate investments in the United States and Canada. As of September 20, 2022, SST VI has a portfolio of 13 operating properties in the United States comprising approximately 8,000 units and 840,000 rentable square feet; one property with approximately 890 units and 92,400 rentable square feet in Toronto, Ontario; and joint venture interests in two development properties in Toronto, Ontario.

About SmartStop Self Storage REIT, Inc. (SmartStop):

SmartStop Self Storage REIT, Inc. (“SmartStop”) is a self-managed REIT with a fully integrated operations team of approximately 450 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, is the sponsor of SST VI and also sponsors other self storage programs. As of September 20, 2022, SmartStop has an owned or managed portfolio of 175 operating properties in 22 states and Ontario, Canada, comprising approximately 120,000 units and 13.6 million rentable square feet. SmartStop and its affiliates own or manage 20 operating self storage properties in the Greater Toronto Area, which total approximately

17,050 units and 1.7 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

IR@smartstop.com